Exhibit 99.1

One Tellabs Center
1415 West Diehl Road
Naperville, IL 60563
United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
November 8, 2007

Tellabs announces key leadership decision and authorizes share repurchase

•    Krish Prabhu to resign as president and CEO

•    Board of Directors initiates search for successor

•    $600 million share repurchase authorized

Naperville, Ill. — Tellabs and its Board of Directors announced that Krish A. Prabhu, Tellabs president, chief executive officer and member of the Board, has informed the board of his decision to resign from these positions by March 1, 2008. The Tellabs Board has initiated a search for a successor through a special subcommittee of the Board, led by director William F. Souders.

“The Tellabs team has successfully broadened the product portfolio, established new relationships with large service providers, and made progress in repositioning the company,” Prabhu said. “This is the right time for a new leader to begin the next chapter at Tellabs.” Prabhu, 53, has served as Tellabs president and CEO since 2004.

“Under Krish’s leadership, Tellabs has doubled overall revenue and become a leader in new markets such as fiber access,” said Michael J. Birck, Tellabs chairman. “We wish Krish all the best in his future endeavors.”

Share repurchase covers about 22% of shares outstanding

The Tellabs Board of Directors authorized an additional $600 million for the company’s common stock repurchase program, in addition to a remaining $176.1 million under a repurchase program authorized in July 2006. Together, the authorizations cover about 22% of Tellabs shares outstanding, at yesterday’s closing price. The program will involve the purchase of common shares from time to time in the open market or in privately negotiated transactions. Since 2005, Tellabs has repurchased 50.9 million shares at a cost of $513.9 million (about 12% of shares outstanding).

Tellabs plans to use about half of its nearly $1.4 billion in cash, cash equivalents and marketable securities for the program. Tellabs gives no assurance as to the amount of repurchases to be made or the actual purchase prices.

Tellabs advances telecommunications networks to meet the evolving needs of users. Solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Ranked among the BusinessWeek InfoTech 100, Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index, NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index and the S&P 500. www.tellabs.com

###

[Editor’s note: for Prabhu’s biography, go to www.tellabs.com/about/bios/kaprabhu.pdf.]

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and ® are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.